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                                                                    EXHIBIT 5(i)

                         PILLSBURY MADISON & SUTRO LLP
                           725 South Figueroa Street
                                  Suite 1200
                      Los Angeles, California 90017-5443



                                June ___, 1997


CB Commercial Real Estate Services Group, Inc.
533 South Fremont Avenue
Los Angeles, CA  90071


     Re:  Registration Statement on Form S-4


Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 to be filed by CB Commercial Real Estate Services Group, Inc., a Delaware corporation ("CBC"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 5,614,261 shares of CBC Common Stock, $0.01 par value (the "Shares") and up to 600,000 warrants (the "Warrants") to purchase shares of CBC Common Stock to be issued in connection with the merger contemplated by the Agreement and Plan of Reorganization dated May 14, 1997 by and among CBC, CBC Acquisition Corporation, a wholly owned subsidiary of CBC and a Delaware corporation, Koll Real Estate Services Group, a Delaware corporation ("KRES") and certain stockholders of KRES (the "Merger Agreement"), which Merger Agreement is described therein and filed as an exhibit thereto:

     We are of the opinion that the Shares and the Warrants have been duly authorized and, when issued, sold and delivered in accordance with the Merger Agreement against payment therefor in the manner described in the Merger Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                              Very truly yours,



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